FIRST AMENDMENT TO

PROMISSORY NOTE

This FIRST AMENDMENT TO THE PROMISSORY NOTE (this "Amendment"), is dated as of May 23, 2024, by and between SUSGLOBAL ENERGY CORP., a Delaware corporation, with headquarters located at 200 Davenport Road, Toronto, ONT M5R 1J2, Canada (the "Borrower"), and AJB CAPITAL INVESTMENTS LLC, a Delaware limited liability company, with its address at 4700 Sheridan Street, Suite J, Hollywood, FL 33021 (the "Holder").

WHEREAS:

A. The Borrower has previously issued a 10% Promissory Note to the Holder in the original principal amount of $120,000, dated as of April 12, 2024 (the "Existing Note").

B. Section 4.3 of the Existing Note provides that the Existing Note may be amended only if such amendment is in writing and signed by the Borrower and the Holder.

C. The Borrower and the Holder have agreed to amend the Existing Note to increase the Principal amount thereunder, but only to the extent, in accordance with the terms, subject to the conditions, and in reliance upon the representations and warranties set forth in this Amendment. The Existing Note, together with this Amendment shall collectively be referred to as the "Note."

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Borrower and the Holder hereby agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Existing Note.

2. Additional Principal; Amendments.

a. Additional Principal. Holder hereby agrees to loan to Borrower an additional $12,223, thereby increasing the face amount of the Note to $132,223 (the "Additional Principal"); provided, however, that the Additional Principal carries an original issue discount of $1,223 to cover the Holder's monitoring costs associated with the Existing Note and the Additional Principal, which is included in the Additional Principal balance, and which such amount of original issue discount will not be disbursed to Borrower.

b. Amendments. Any reference made in the Existing Note or in any Transaction Document to the "Principal" is hereby deemed to mean "the sum of US$132,223.00."

3. Disbursements. $1,000 of the Additional Principal shall be withheld and not disbursed to the Borrower and instead paid to the Holder's legal counsel for fees and expenses incurred in connection with this Amendment. Thus, the amount actually advanced by Holder to Borrower pursuant to this Amendment following subtraction of such expense amount and the original issue discount as described in Section 2(a) shall be $10,000.

95159230.1

4. Limitation of Amendment. The amendments set forth in Section 2 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (i) be a consent to any additional amendment, waiver or modification of any other term or condition of the Existing Note or any other Transaction Document, or (ii) otherwise prejudice any right or remedy which Holder may now have or may have in the future under or in connection with the Note or any other Transaction Document, including with respect to any Events of Default existing on the date hereof. This Amendment shall be construed in connection with and as part of the Note. All terms, conditions, representations, warranties, covenants and agreements set forth in the Existing Note and the other Transaction Documents, except as explicitly amended by this Amendment, are hereby ratified and confirmed and shall remain in full force and effect.

5. Miscellaneous.

a. Integration. This Note (as amended) together with the Transaction Documents, represent the entire agreement and understandings of the parties about this subject matter and supersede prior or contemporaneous negotiations or agreements. For purposes of clarity, nothing in this Amendment shall modify the terms of any Transaction Document except as expressly provided herein. This Note (as amended) shall constitute one of the Transaction Documents and the governing law, jury waiver and judicial reference provisions of the Transaction Documents are incorporated herein by this reference and shall apply to this Amendment as though set for the in full.

b. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

c. No Novation. Borrower agrees that this Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction of the Existing Note or any indebtedness evidenced thereby.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Borrower and the Holder have caused this Amendment to be duly executed as of the date first above written.

SUSGLOBAL ENERGY CORP.

By:
Name:	Marc Hazout
Title:	Chief Executive Officer

AJB CAPITAL INVESTMENTS LLC

By:	AJB Capital Managers LLC, its manager

By:
Name:	Ari Blaine
Title:	Manager